Exhibit 2(d)
UBS GROUP AG
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION

12 OF THE SECURITIES EXCHANGE ACT
OF 1934

Description of the Corporation’s Ordinary Shares
The following summary of UBS Group AG’s

(the “Corporation”) ordinary shares

(the “shares”) is based on and qualified by
the Corporation’s

Articles of Association and the laws of Switzerland. For a complete description of the terms and provisions
of the shares refer to the

Corporation’s

Articles of Association, which are filed as an exhibit

to this Annual Report on Form
20-F.

Throughout this exhibit, references

to “we,” “our,”

and “us” refer to the Corporation.
General
At year-end 2023, UBS Group AG had 3,462,087,722 issued

shares with a nominal value of USD 0.10 each, equating to a
share capital of USD 346,208,772.20. The shares are fully paid up, and there is no liability of shareholders to further capital
calls by the Corporation.
The shares rank pari passu in all respects with each other,

including voting rights, entitlement to dividends, share of the liquidation proceeds in case of the liquidation of the Corporation, preemptive rights in the event of a share issue (
Bezugsrechte )
and advance subscription rights in the event of the issuance of equity-linked securities (
Vorwegzeichnungsrechte ).
At the Corporation’s 2023 annual general

meeting of shareholders held on 5 April 2023, shareholders approved the change of the share capital currency of the Corporation from the Swiss franc to the US dollar,

which was implemented with retroactive
effect as of 1 January 2023 for accounting purposes. As a result, the nominal value per share has changed from CHF 0.10 to
USD 0.10.
The shares are registered shares ( Namenaktien ), are issued as uncertificated securities ( einfache Wertrechte ) (in the sense of the Swiss Code of Obligations) and, in the case of shares registered in the Corporation’s

Swiss register, constitute
intermediated securities ( Bucheffekten ) (in the sense of the Swiss Federal Intermediated Securities Act).
The shares are listed on the SIX Swiss Exchange. They are also listed on the NYSE as global registered shares. As such, the
shares can be traded and transferred across applicable borders, without the need for conversion, with identical shares traded on
different stock exchanges in different currencies.

We do not apply

any restrictions or limitations on the transferability of
shares.
Shareholders registered in the Corporation’s

share register may at any time request from the Corporation a confirmation of the
shares that they hold according to the share register.

However, shareholders have no right to request

the printing and delivery
of certificates for shares or the conversion of the shares into another form.

In contrast, the Corporation may print and deliver
certificates for shares (individual share certificates,

certificates representing multiples of shares or global certificates) at any time. It may also withdraw shares that constitute intermediated securities from the applicable custody system. With the consent
of the applicable shareholder, the Corporation

may cancel issued certificates (if any) that are returned to it without replacement.
Share Register
Swiss law and the Corporation’s Articles of

Association require the Corporation to keep a share register in which the names, addresses and nationality (or registered office in the case of legal entities) of the owners of the shares are recorded. The main function of the share register is to register shareholders entitled to vote and participate in shareholders’ meetings, or to assert or
exercise other rights related to voting rights.
The Corporation’s share

register is split into two parts – a Swiss register, which is maintained by UBS Group AG, acting as
Swiss transfer agent, and a U.S. register, which

is maintained by Computershare Trust Company,

N.A., c/o Computershare
Investor Services, P.O.

Box 505000, Louisville, KY 40233-5000, United States, as U.S. transfer agent.
In order to register shares in the Corporation’s

share register, a shareholder must file a share registration form with the share
register. Failing such registration,

a shareholder may not vote at or participate in a shareholders’ meeting but will still be entitled to receive dividends and other rights with financial value such as preemptive rights in the event of a share issue
( Bezugsrechte
) and advance subscription rights in the event of the issuance of equity-linked securities
( Vorwegzeichnungsrechte
). Shareholders registered in the Corporation’s

share register may at any time request from the
Corporation a confirmation of the shares that they hold according to the Corporation’s share register.
Dividend Rights and Dividends
Shareholders are entitled to the dividends or other distributions approved by the shareholders’ meeting in proportion to their
shareholdings.
Swiss law requires that at least 5% of the annual net profits of the Corporation must be retained and booked as statutory
retained earnings until these retained earnings equal, together with the Corporation’s statutory capital reserve, no less than 20%
of the Corporation’s share capital registered

in the commercial register of the Canton of Zurich. Any remaining net profit of the
Corporation may be allocated by the shareholders represented at the applicable shareholders’ meeting.

Under Swiss law, dividends

may be paid by the Corporation only if, based on its audited standalone financial statements
prepared in accordance with Swiss law,

the Corporation has sufficient distributable profits from

the previous financial years or
if the reserves of the Corporation are sufficient to allow

distribution of a dividend. In either event, dividends may be paid by the Corporation only after approval by the shareholders’ meeting. The Corporation’s board of directors may propose to the
shareholders that a dividend be paid, but cannot itself set the dividend. The

Corporation’s statutory auditors must confirm

that
any dividend proposal of the Corporation’s

board of directors is in accordance with Swiss law and the Corporation’s

Articles
of Association. In addition, any interim dividend may be paid based on an interim account. The provisions governing dividends
also apply to any such interim dividends.
Dividends are usually due and payable not earlier than three days after the shareholders’ resolution relating to the allocation of
profits has been passed. Under Swiss law,

the statute of limitations in respect of dividend payments is five years (dividends not
paid are allocated to a special reserve of the Corporation).
The Corporation declares dividends in U.S. dollars. Shareholders holding their shares through the Depository Trust Company
or the U.S. transfer agent will receive dividend payments in U.S. dollars. Shareholders holding their shares through SIX SIS
receive dividends in Swiss francs, based on a published exchange rate calculated up to five decimal places, on the day prior to
the ex-dividend date.
Voting

Rights
In principle, each share carries one vote at a shareholders’ meeting. Swiss law distinguishes between registration with and
without voting rights. Shareholders must be registered in the Corporation’s share register as shareholders with voting rights in
order to vote and participate in shareholders’ meetings or to assert or exercise other rights related to voting rights. We place

no
restrictions on share ownership and voting rights. However,

pursuant to general principles formulated by the Corporation’s board of directors, nominees, which normally represent a large number of individual shareholders and may hold an unlimited
number of shares, have voting rights limited to a maximum of 5% of all issued shares if they agree to disclose, upon our
request, beneficial owners holding 0.3% or more of all issued shares. This

5% limit has been implemented to avoid large
shareholders being entered in the Corporation’s

share register via nominee companies so as to exercise influence without directly registering their shares with the Corporation. An exception to the 5% voting limit rule is in place for securities clearing organizations, such as the Depository Trust

Company.
Unless otherwise provided by Swiss law or the Corporation’s

Articles of Association, resolutions require the approval of a majority of the votes represented, excluding blank and invalid ballots, at a shareholders’

meeting in order to be passed.

Under Swiss corporate law (or Swiss banking law,

as the case may be), a resolution passed at a shareholders’ meeting with the approval of at least a two-thirds majority of the votes, and a majority of the nominal value of shares, in each case represented at
such meeting is required in order to approve certain specific issues. Such issues include introducing shares with preferential
voting rights, any restriction on the transferability of registered shares,

the creation of conditional capital, the introduction
capital band or the introduction of reserve capital, restricting or excluding preemptive rights in the event of a share issue
( Bezugsrechte
), and, in certain circumstances, restricting or excluding advance subscription rights in the event of the issuance
of equity-linked securities ( Vorwegzeichnungsrechte ).
The Corporation’s Articles of Association

require a resolution passed at a shareholders’ meeting with the approval of at least a
two-thirds majority of the votes represented at such meeting in order to approve any change to their provisions regarding the
number of members of the board of directors, any decision to remove one

-quarter or more of the members of the board of
directors or the deletion or modification of the provision thereof establishing these supermajority requirements.
Shareholder ownership disclosure
Under the Swiss Federal Act on Financial Market Infrastructures and

Market Conduct in Securities and Derivatives Trading

of
June 19, 2015, as amended, anyone who directly,

indirectly or acting in concert with third parties, acquires or disposes of shares in a company listed in Switzerland or holds other purchase or sale positions relating to such shares, and, thereby,
directly, indirectly or

in concert with third parties reaches, falls below or exceeds one of the following percentage thresholds:
3, 5, 10, 15, 20, 25, 33
1
⁄
3
, 50 or 66
2
⁄
3
% of the voting rights in such company, regardless

of whether or not such rights may be
exercised, must notify the company and the Swiss stock exchange on which such shares are listed. Nominee companies that
cannot autonomously decide how voting rights are exercised are not required to notify the company and such stock exchange if
they reach, exceed or fall below the aforementioned thresholds.
Board of Directors
The term of office for each member of the Corporation’s

board of directors is until the next annual general meeting of shareholders.

Pursuant to the Corporation’s organizational

regulations, board members are generally expected to serve for at least three years and no board member may serve for more than 10 consecutive terms of office. In exceptional circumstances
the Corporation’s board of directors

can extend this limit.
Members whose term of office has expired are immediately eligible for re-election.

Liquidation Rights
In the event of liquidation of the Corporation’s

assets, shareholders are entitled to a proportional share after all debts have been paid.
Repurchase of Shares
Swiss law limits the Corporation’s

ability to hold or repurchase shares. The Corporation and its subsidiaries may repurchase
shares only if and to the extent that (i) the Corporation has freely distributable reserves in the amount of the purchase price and
(ii) the aggregate nominal value of all shares held by the Corporation and its subsidiaries does not exceed 10% of the
Corporation’s nominal

share capital (or 20% of its nominal share capital in specific circumstances). Repurchases for cancellation purposes approved by the shareholders’ meeting are not subject to the 10% threshold for the Corporation’s

own
shares within the meaning of article 659 paragraph 2 of the Swiss Code of

Obligations. The Corporation must create a special
reserve in its standalone financial statements prepared in accordance with Swiss law in the amount of the purchase price of any
repurchased shares. Furthermore, in the Corporation’s

consolidated financial statements, own shares are recorded at cost and reported as treasury shares, resulting in a reduction in total shareholders’

equity. Shares held by the Corporation

or any of its
subsidiaries do not carry any rights to vote at shareholders’ meetings.
Preemptive and Advanced Subscription Rights
Under Swiss law, any share

issue, whether for cash or non-cash consideration or for no consideration,

is subject to the prior
approval of the shareholders’ meeting. Existing shareholders of a Swiss corporation have certain preemptive rights in the event
of a share issue ( Bezugsrechte
) and advance subscription rights in the event of the issuance of equity-linked securities
( Vorwegzeichnungsrechte
) to subscribe for the new shares or equity-linked securities, as the case may be, in proportion to the
nominal amount of shares held. However,

the articles of association of the corporation, or a resolution approved at a shareholders’ meeting by at least a two-thirds majority of the votes, and a majority of the nominal value of the shares, in each
case represented at the meeting, may limit or exclude such preemptive or advance subscription rights in certain limited
circumstances.